Exhibit 99.1

Playtika enters Design Entertainment market through acquisition of Reworks, maker of Redecor

•	Redecor combines home design and gaming into the #2 Design Entertainment app.

•	Playtika will leverage its proven expertise in live-ops and its Boost technology platform to expand into the large and growing Design category.

•	Acquisition furthers Playtika’s growth strategy while providing it with a large and highly engaged community of Design enthusiasts, a demographic similar to Playtika’s existing user base.

HERZLIYA, Israel – August 31, 2021 (Globe Newswire) Playtika Holding Corp. (NASDAQ: PLTK) announced today its acquisition of Reworks Oy, maker of hit Design Entertainment app, Redecor. In 18 months since its launch, Redecor has grown to become the #2 Design Entertainment app based on in-app purchase revenue. Playtika, a leader in mobile gaming, live-ops and technology, will leverage its expertise to further grow Redecor into a leading destination for Design enthusiasts for years to come.

In-app purchase revenue in the Design Entertainment category has grown at a 33% compounded annual growth rate since 2019,[i] based on App Annie. Home Décor comprises 12% of all U.S. e-commerce sales, is one of the most popular categories on Pinterest, and returns more than 100 million Home Décor-related Instagram posts.[ii] Home Décor appeals to a similar demographic to that of Playtika’s existing 36 million monthly active users.

“As the fragmented and historically offline market of Home Décor continues to expand onto digital channels, Reworks offers us a compelling opportunity to establish a leading presence in a category that clearly commands a lot of interest and will potentially serve as a foundation to enter further areas beyond traditional gaming,” said Playtika Co-Founder, CEO and Chairman Robert Antokol. “Redecor provides amazing entertainment to design enthusiasts and we intend to utilize our expertise in mobile gaming, live-ops and technology to take it to new heights. Reworks’ talented team will enable us to build new apps in-house to drive future organic growth across the broader digital entertainment and app ecosystems. We are excited to welcome Reworks to the Playtika family.”

“In Redecor, we set out to build a leading entertainment product for the design community and are thrilled to be able to accelerate its growth with a partner like Playtika,” said Ilkka Teppo, Reworks’ Co-Founder and CEO. “Our strong creative capabilities complement Playtika’s expertise in technology and data, a match we think will be very beneficial to our future growth.”

Reworks, based in Helsinki, will further bolster Playtika’s existing presence in the city, a leading mobile app and game hub. “Adding such a creative team with a history of making successful mobile apps and entertainment products will help us continue to attract the strongest talent in the Nordic region who want to work on amazing mobile experiences,” said Antokol.

Playtika has acquired 80% of Reworks for $400 million in cash. Playtika will purchase the remaining 20% of Reworks for up to $200 million, based on 2022 Company EBITDA (as defined in the definitive acquisition agreement). In the event the agreed upon 2022 Company EBITDA target is not exceeded, the outstanding 20% will transfer to Playtika for $1. This acquisition is expected to contribute approximately $30 million in revenue to Playtika’s 2021 revenue. This transaction marks Playtika’s 8th acquisition of a mobile game or IP since its founding in 2010. Following this transaction, Playtika remains well positioned to continue pursuing its M&A strategy, with approximately $1.4 billion in available liquidity for future deals.

About Reworks Oy

Reworks is a Helsinki, Finland based mobile apps company that fuses lifestyle content and social gaming. Our apps spark creativity and unleash the creator within every one of us. We are best known for Redecor, a fusion between home design and mobile gaming. Redecor has attracted a dedicated audience that loves to design, find inspiration and connect with other interior design lovers.

About Playtika Holding Corp.

Playtika Holding Corp. is a leading mobile gaming company and monetization platform with over 36 million monthly active users across a portfolio of games. Founded in 2010, Playtika was among the first to offer free-to-play social games on social networks and, shortly after, on mobile platforms. Headquartered in Herzliya, Israel, and guided by a mission to entertain the world through infinite ways to play, Playtika has 19 offices worldwide including Tel-Aviv, London, Berlin, Vienna, Helsinki, Montreal, Chicago, Las Vegas, Santa Monica, Newport Beach, Sydney, Kiev, Bucharest, Minsk, Dnepr, and Vinnytsia.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are “forward looking statements.” The use of words such as “plans”, “will”, “may”, “intend”, “think”, “expected” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: the expected timing of the transaction, Playtika’s future financial performance, Playtika’s business prospects and strategy, anticipated trends, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: uncertainties related to the costs and expected benefits of the transaction, the expected timing of the transaction, any litigation arising out of or relating to the transaction, the impact of the transaction on the business of Playtika, the possibility that Playtika will not recognize the anticipated benefits of the transaction, including the failure to develop new offerings and apps or enhancing existing offerings and apps to meet user and customer needs and respond to emerging technological trends and other circumstances beyond Playtika’s control. Certain of these and other risks and uncertainties are discussed in Playtika’s filings with the Securities and Exchange Commission (“SEC”), including its Form 10-K filed wth the SEC on February 26, 2021. Other unknown or unpredictable factors that could also adversely affect Playtika’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Playtika management as of the date of this press release. Playtika does not undertake to update these forward-looking statements.

[i]

IAP revenue based on data from AppAnnie. Compounded annual growth rate (CAGR) is calculated based on a review of 16 games in the pure-design entertainment category, which excludes design games with meta elements, from in-app purchases from January 1, 2019 through July 30, 2021.

[ii]

“Furniture and Homeware E-Commerce Revenue in the US From 2017 to 2025,” Statista, July 5, 2021, https://www.statista.com/statistics/278896/us-furniture-and-home-furnishings-retail-e-commerce-sales-share/; “US Retail Ecommerce Sales, by Product Category, 2021,” eMarketer, February, 2021, https://www.emarketer.com/content/us-ecommerce-by-category-2021; Instagram search “#homedecor”, August 23, 2021